EXHIBIT 99.1

   T-3 Energy Services Inc. Announces Fourth Quarter 2003 Goodwill Impairment
                     Charge Related to Its Products Segment

     HOUSTON--(BUSINESS WIRE)--March 29, 2004--T-3 Energy Services Inc. (Nasdaq:TTES) ("T-3") ("the Company") today announced that it will record a non-cash goodwill impairment charge to continuing operations of $16.2 million in the fourth quarter 2003 related to its Products Segment.

     Under current accounting standards, Company management must periodically evaluate each business segment's product lines and service revenues for expected performance in the forthcoming years. Management's expectations are based on current market conditions and where they believe the business segments will maximize the value of the overall business by either expansion or growth of product lines and services, internally and through acquisitions. In the fourth quarter of 2003, following the previously announced decision to sell certain non-core assets within the Products Segment, management evaluated the remaining Products Segment operations and determined that its expectations for the operations' earnings, growth and contribution will be lower.

     Gus Halas, T-3's chief executive officer, commented, "While we fully expect the Products Segment to continue to generate revenues, earnings and cash flow toward our consolidated results of operations, we believe its contribution will be at a lower level than previously anticipated. This reassessment was based upon continued softness in the Gulf of Mexico market resulting in lower expected revenues from larger fabricated equipment, components, electrical motors, generators and storage business. To recognize the impact of the lower expectation related to revenues and earnings on the carrying value of the Products Segment's goodwill and other intangibles, the Company recorded a non-cash goodwill charge to continuing operations in the amount of $16.2 million as of December 31, 2003."

     T-3 Energy Services Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

     Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

    CONTACT: T-3 Energy Services Inc., Houston
             Steven J. Brading, 713-996-4110
             sbrading@t3es.com